UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2015

Cimpress N.V.

(Exact Name of Registrant as Specified in Charter)

The Netherlands	000-51539	98-0417483
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Hudsonweg 8 Venlo The Netherlands	5928 LW
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 31 77 850 7700

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

Additional Borrowings

As of December 31, 2014, Cimpress N.V. (the “Company”) had loans outstanding under its senior secured revolving credit facility of $184.5 million and under its uncommitted, unsecured line of credit with Santander Bank, N.A. (the “Unsecured Line of Credit”) of $5.0 million. Since December 31, 2014, on a net basis, the Company has borrowed an additional $30.0 million in principal amount under its revolving credit facility and $5.0 million in principal amount under its Unsecured Line of Credit. The Company used the proceeds of these additional borrowings for general corporate purposes.

Amendment to Credit Facility

On March 10, 2015, the Company entered into an amendment to its Senior Secured Credit Facilities (as defined below), which currently consist of (1) a senior secured term loan facility under which the Company has term loans in an aggregate principal amount of $158.0 million outstanding (the “Term Loan A Facility”) and (2) a senior secured revolving facility providing for revolving loans in an aggregate principal amount of $690.0 million (the “Revolving Facility” and, together with the Term Loan A Facility, the “Senior Secured Credit Facilities”). The Senior Secured Credit Facilities currently mature in September 2019. The amendment to the Company’s Senior Secured Credit Facilities (the “Credit Agreement Amendment”), among other items, modifies the definition of “Material Subsidiary,” which is the category of subsidiary that may be required to become a guarantor under the Senior Secured Credit Facilities, and modifies the covenant governing the Company’s ability to make certain investments by imposing additional limitations with respect to investments in subsidiary guarantors that have provided limited guarantees of the Senior Secured Credit Facilities.

Private offering of senior notes

On March 10, 2015, the Company issued a press release announcing the launch of an offering of senior notes. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

See the Exhibit Index attached to this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 10, 2015	CIMPRESS N.V.

	By:	/s/ Ernst Teunissen
Ernst Teunissen
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press release dated March 10, 2015 entitled “Cimpress Announces Proposed Offering of $275.0 Million in Senior Notes Due 2022”